Exhibit 5.1 and 23.2

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
davispolk.com

OPINION OF DAVIS POLK & WARDWELL LLP

February 28, 2025

RAPID7, INC.
120 Causeway Street
Boston, Massachusetts 02114

Ladies and Gentlemen:
We have acted as special counsel to Rapid7, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of (i) 2,539,878 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, that were added to the shares of common stock authorized for issuance pursuant to the Rapid7, Inc. 2015 Equity Incentive Plan, as may be amended from time to time (the “2015 EIP”), and (ii) 634,969 Shares of the Company’s common stock that were added to the shares of common stock authorized for issuance pursuant to the Rapid7, Inc. 2015 Employee Stock Purchase Plan, as may be amended from time to time (the “2015 ESPP,” and together with the 2015 EIP, the “Plans”).
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plans upon receipt by the Company of the consideration for the Shares specified therein, will be validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP